Exhibit 99.1

P.O. Box 717 Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono

Vice President, Investor Relations

412 787-6795

— NEWS RELEASE —

CALGON CARBON’S MOCNIAK PROMOTED TO SENIOR VICE PRESIDENT

Pittsburgh, PA — June 10, 2004 — Calgon Carbon Corporation (NYSE: CCC) announced that Michael J. Mocniak (51) has been elected senior vice president, general counsel and secretary of Calgon Carbon. Mr. Mocniak serves as Calgon Carbon’s chief legal officer worldwide. He joined Calgon Carbon in February 2003 as vice president, general counsel and secretary.

For the 15 years prior to joining Calgon Carbon, Mr. Mocniak was vice president, general counsel and secretary of Fansteel Inc., a public company headquartered in Chicago. Fansteel engaged in metal and aerospace component fabrication and chemical processing in the U.S., Europe, Asia, Canada, and Mexico. Mr. Mocniak’s experience also includes serving as assistant general counsel for the H. K. Porter Company in Pittsburgh, and four years in private practice in Pittsburgh and Columbus, Ohio.

Mr. Mocniak’s legal experience includes corporate and environmental compliance, litigation, labor relations, corporate governance, and mergers and acquisitions.

A native of the Pittsburgh area, Mr. Mocniak holds a law degree from the University of Pittsburgh, an MBA from the University of Chicago, and a B.A. in international relations from the Pennsylvania State University.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 22 sales and service centers worldwide.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795